Exhibit 99.1

COMPANY CONTACT: Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	INVESTOR CONTACT: Westwicke Partners, LLC Stefan Loren, Ph.D. (sloren@westwicke.com) (858) 356-5930 Robert Uhl (robert.uhl@westwicke.com) (858) 356-5932

For Immediate Release

SANTARUS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Total revenues of $89.4 million grew 89% over prior year period

Raises 2013 financial outlook to include total revenues of $355 million to $360 million,

and non-GAAP adjusted earnings of $97 million to $101 million

SAN DIEGO (August 6, 2013) – Santarus, Inc. (NASDAQ: SNTS) today reported financial and operating results for the quarter ended June 30, 2013. Key financial results include:

•	Total revenues of $89.4 million grew 89% compared with total revenues of $47.2 million in the second quarter of 2012

•

Non-GAAP adjusted earnings were $24.3 million and diluted non-GAAP adjusted earnings per share (EPS) were $0.31 in the second quarter of 2013 compared with non-GAAP adjusted earnings of $7.1 million and diluted non-GAAP adjusted EPS of $0.10 for the second quarter of 2012

•

Net income of $73.5 million, or $0.94 diluted EPS, which included a $5.0 million expense for a success-based regulatory milestone, and a one-time income tax benefit of $54.9 million, or $0.70 per share fully diluted, resulting from the release of the company’s valuation allowance for deferred tax assets as further described below. For the second quarter of 2012, net income was $3.4 million, or $0.05 diluted EPS.

•	Cash, cash equivalents and short-term investments were $142.7 million as of June 30, 2013, an increase of $48.0 million compared with $94.7 million at December 31, 2012

“Our commercial efforts continue to drive strong financial performance with encouraging market uptake for UCERIS® and significant contributions from GLUMETZA® and ZEGERID®,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Based on our robust second quarter performance, we are raising our financial outlook for 2013.”

Mr. Proehl added, “Following an analysis of the impact of sales call frequency on UCERIS prescription trends, as well as on our other marketed products, we have decided to add approximately 25 sales representatives by the fourth quarter. We expect the additional sales representatives to contribute to increased prescriptions in 2014.”

“Our clinical development programs continue to progress and we completed enrollment in the UCERIS CONTRIBUTE study as planned in mid-July,” said Wendell Wierenga, Ph.D., executive vice president of research and development. “During the next several months, we expect to request meetings with the U.S. Food and Drug Administration (FDA) to discuss clinical trial designs for additional indications for both UCERIS and RUCONEST®. We also expect to file an Investigational New Drug (IND) application with the FDA for our monoclonal antibody, SAN-300, with the goal of beginning a Phase IIa clinical study in the treatment of patients with rheumatoid arthritis by the end of 2013.”

Business Highlights

Key second quarter and recent business activities include the following:

•

In June 2013, the FDA accepted for review the RUCONEST (recombinant human C1 esterase inhibitor) Biologics License Application (BLA) for the treatment of acute angioedema attacks in patients with hereditary angioedema. Pursuant to the Prescription Drug User Fee Act (PDUFA), Santarus expects the FDA will complete its review or otherwise respond to the RUCONEST BLA by April 16, 2014.

•

In July 2013, Santarus completed enrollment in the UCERIS (budesonide) CONTRIBUTE clinical study designed to evaluate the incremental benefit of adding UCERIS extended release tablets 9 mg to oral aminosalicylate (5-ASA) therapy for the induction of clinical remission in adult patients with active, mild to moderate ulcerative colitis. The company expects to report top-line data from the study by the end of 2013 or in early 2014.

•

UCERIS total prescriptions were approximately 11,528 in the second quarter of 2013. Through the end of June more than 3,500 physicians have prescribed UCERIS at least one time, a number that has doubled since mid-April. The commercial launch for UCERIS began in mid-February 2013.

•

ZEGERID (omeprazole/sodium bicarbonate) brand and authorized generic total prescriptions were stable at approximately 93,000 prescriptions in the second quarter of 2013, consistent with prescription levels in the first quarter of 2013. The company resumed promotion of ZEGERID to gastroenterologists and other selected physicians in February 2013, with the initial goal of stopping the decline in total prescriptions for the product franchise.

•	GLUMETZA (metformin HCl extended release tablets) total prescriptions increased 13% in the second quarter of 2013 compared with the second quarter of 2012.

•	CYCLOSET (bromocriptine mesylate) tablets total prescriptions were up 20% in the second quarter of 2013 compared with the second quarter of 2012.

Second Quarter 2013 Financial Results

Total revenues increased to $89.4 million for the second quarter of 2013, compared with $47.2 million for the second quarter of 2012 as indicated below ($ in millions):

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012
Product sales, net
GLUMETZA	$44.4	$31.9	$12.5
ZEGERID	21.6	10.3	11.3
UCERIS	16.2	—	16.2
CYCLOSET	4.3	2.0	2.3
FENOGLIDE	2.0	2.1	(0.1)

Total product sales, net	88.5	46.3	42.2
Other revenue	0.9	0.9	—

Total revenues	$89.4	$47.2	$42.2

Net income for the second quarter of 2013 was $73.5 million and diluted EPS was $0.94, which included a $5.0 million expense for a success-based regulatory milestone and a one-time income tax benefit of $54.9 million resulting from the release of the company’s valuation allowance for deferred tax assets as further described below. Non-GAAP adjusted earnings for the second quarter of 2013 were $24.3 million and diluted non-GAAP adjusted EPS were $0.31. In the second quarter of 2012 the company reported net income of $3.4 million, diluted EPS of $0.05, non-GAAP adjusted earnings of $7.1 million and diluted non-GAAP adjusted EPS of $0.10.

At June 30, 2013, the company concluded that it was more likely than not that all of its deferred tax assets would be realized through future taxable income and released its valuation allowance. The release of the valuation allowance resulted in an income tax benefit of $54.9 million, which was recorded as a discrete item in the second quarter of 2013.

License fees and royalties of $25.0 million for the second quarter of 2013 included royalties on net sales of GLUMETZA, UCERIS, ZEGERID and FENOGLIDE, the gross margin split on CYCLOSET net sales, amortization expense, and $5.0 million expense for a success-based regulatory milestone associated with the FDA acceptance for review of the RUCONEST BLA. License fees and royalties of $12.4 million for the second quarter of 2012 included royalties on GLUMETZA, ZEGERID and FENOGLIDE net sales, the gross margin split on CYCLOSET net sales and amortization of upfront payments.

Research and development expenses totaled $6.6 million for the second quarter of 2013, compared with $6.7 million for the second quarter of 2012.

Selling, general and administrative (SG&A) expenses were $33.5 million for the second quarter of 2013 and $20.6 million for the second quarter of 2012. The $12.9 million increase in SG&A expenses primarily resulted from the addition of 85 sales representatives in the first quarter of 2013, costs associated with the commercial launch of UCERIS and an increase in recorded stock-based compensation resulting from an increase in the price of the company’s common stock.

Six Months Ended June 30, 2013

For the six months ended June 30, 2013, total revenues were $168.8 million compared with $93.1 million for the six months ended June 30, 2012 as indicated below ($ in millions):

	Six Months Ended June 30,		Increase (Decrease)
	2013	2012
Product sales, net
GLUMETZA	$85.9	$63.2	$22.7
ZEGERID	46.2	18.8	27.4
UCERIS	22.8	—	22.8
CYCLOSET	8.2	5.6	2.6
FENOGLIDE	3.9	3.9	—

Total product sales, net	167.0	91.5	75.5
Other revenue	1.8	1.6	0.2

Total revenues	$168.8	$93.1	$75.7

Santarus reported net income of $92.2 million, or $1.19 diluted EPS, non-GAAP adjusted earnings of $48.2 million and diluted non-GAAP adjusted EPS of $0.62 for the first six months of 2013. For the first six months of 2012 the company reported net income of $4.1 million, or $0.06 diluted EPS, non-GAAP adjusted earnings of $14.9 million and diluted non-GAAP adjusted EPS of $0.22.

As of June 30, 2013, Santarus had cash, cash equivalents and short-term investments of $142.7 million, an increase of approximately $48.0 million in the six months ended June 30, 2013. The June 30, 2013 cash balance reflected the payment of a $7.0 million milestone in April 2013 for first commercial sale of UCERIS. Cash, cash equivalents and short-term investments were $94.7 million as of December 31, 2012.

Financial Outlook for 2013

Santarus has increased and narrowed the range of its financial outlook for full year 2013 as follows:

•	Total revenues of approximately $355 million to $360 million, compared with its prior estimate of total revenues of approximately $330 million to $340 million.

•

Non-GAAP adjusted earnings of approximately $97 million to $101 million and diluted non-GAAP adjusted EPS of $1.21 to $1.26, up from its prior estimates of non-GAAP adjusted earnings of approximately $81 million to $91 million and diluted non-GAAP adjusted EPS of $1.03 to $1.15.

•

Net income of approximately $129 million to $132 million and diluted EPS of $1.61 to $1.65, increased from its prior estimates of net income of approximately $57 million to $64 million and diluted EPS of $0.72 to $0.81. The updated 2013 net income and diluted EPS estimates include an income tax benefit of $54.9 million, or $0.69 per share fully diluted, resulting from the release of the company’s valuation allowance for deferred tax assets as previously described.

The EPS estimates assume 80 million fully diluted shares compared with the prior estimate of 79 million shares.

Additional information for selected estimated expenses for 2013 is as follows:

•	Research and development expenses of approximately $34 million.

•	SG&A expenses of approximately $138 million.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted earnings and diluted adjusted EPS as key operating metrics. Adjusted earnings and diluted adjusted EPS are non-GAAP financial measures. The company believes that the presentation of these non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The company uses these non-GAAP financial measures in connection with its own budgeting and planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s non-GAAP adjusted earnings to GAAP net income for the three months and six months ended June 30, 2013 and 2012 and reconciling the company’s non-GAAP adjusted earnings guidance to GAAP net income guidance for the year ending December 31, 2013.

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

($ in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
GAAP net income	$73.5	$3.4	$92.2	$4.1
Interest (income) expense	0.1	0.1	0.1	0.1
Income tax (benefit) expense	(54.9)	0.3	(53.8)	0.6
Depreciation and amortization	1.7	1.5	3.4	3.0
Stock-based compensation	3.7	1.7	5.9	3.1
Stock issuance for regulatory milestone	—	—	—	3.7
Loss on contingent consideration	0.2	0.1	0.4	0.3

Non-GAAP adjusted earnings	$24.3	$7.1	$48.2	$14.9

Non-GAAP adjusted EPS, diluted	$0.31	$0.10	$0.62	$0.22

Shares used in computing non-GAAP adjusted EPS, diluted	78,435,595	68,270,628	77,226,847	66,995,658

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

Guidance for the Year Ending December 31, 2013

(in millions, except EPS)

GAAP net income	$129 - 132
Interest (income) expense	0
Income tax (benefit)	(53)
Depreciation and amortization	7 - 8
Stock-based compensation	14

Non-GAAP adjusted earnings	$97 - $101

Non-GAAP adjusted EPS, diluted	$1.21 - $1.26

Shares used in computing non-GAAP adjusted EPS, diluted	80

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, August 6, 2013. Individuals interested in participating in the call may do so by dialing 866-819-7280 for domestic callers, or 678-374-2322 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 22352587. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS® (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products is available at www.santarus.com or by contacting Santarus at 1-888-778-0887.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor). A Biologics License Application for RUCONEST for the treatment of acute angioedema attacks in patients with hereditary angioedema is under review by the U.S. Food and Drug Administration with a response expected in April 2014. Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company has completed a Phase I clinical program with SAN-300, an investigational monoclonal antibody. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated sales trends and financial results and the timing and outcome of various matters relating to Santarus’ development products, including the BLA for RUCONEST, and the ongoing and planned clinical studies for UCERIS, SAN-300 and RUCONEST.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully launch UCERIS and generate revenues from its currently promoted commercial products and its authorized generic ZEGERID products; risks related to the RUCONEST BLA, including whether the FDA ultimately approves the BLA in a timely matter or at all; Santarus’ ability to timely and successfully complete ongoing and planned clinical studies and otherwise advance the development of its product pipeline; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of ongoing and any future patent litigation; Santarus’ dependence on strategic partners for certain aspects of its development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

Santarus®, FENOGLIDE®, UCERIS® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents and short-term investments	$142,746	$94,736
Accounts receivable, net	35,037	31,024
Inventories, net	11,814	9,897
Deferred tax assets	31,211	—
Prepaid expenses and other current assets	6,871	6,678

Total current assets	227,679	142,335
Long-term restricted cash	750	950
Property and equipment, net	1,111	945
Intangible assets, net	20,126	16,254
Goodwill	2,913	2,913
Long-term deferred tax assets	23,694	—
Other assets	1,038	352

Total assets	$277,311	$163,749

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$48,464	$45,824
Allowance for product returns	22,386	20,574

Total current liabilities	70,850	66,398
Deferred revenue, less current portion	1,262	1,639
Long-term debt	9,905	9,876
Other long-term liabilities	4,425	2,884
Total stockholders’ equity	190,869	82,952

Total liabilities and stockholders’ equity	$277,311	$163,749

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product sales, net	$88,495	$46,308	$167,013	$91,437
Royalty revenue	867	884	1,789	1,635

Total revenues	89,362	47,192	168,802	93,072
Costs and expenses:
Cost of product sales	5,646	3,703	10,113	7,187
License fees and royalties	24,988	12,376	42,783	28,695
Research and development	6,600	6,738	13,154	11,912
Selling, general and administrative	33,451	20,587	64,205	40,434

Total costs and expenses	70,685	43,404	130,255	88,228

Income from operations	18,677	3,788	38,547	4,844
Other income (expense):
Interest income	11	2	25	2
Interest expense	(77)	(77)	(153)	(178)

Total other income (expense)	(66)	(75)	(128)	(176)

Income before income taxes	18,611	3,713	38,419	4,668
Income tax (benefit) expense	(54,923)	265	(53,830)	593

Net income	$73,534	$3,448	$92,249	$4,075

Net income per share:
Basic	$1.12	$0.05	$1.43	$0.07

Diluted	$0.94	$0.05	$1.19	$0.06

Weighted average shares outstanding used to calculate net income per share:
Basic	65,403,947	62,723,040	64,687,818	62,245,707
Diluted	78,435,595	68,270,628	77,226,847	66,995,658

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